United States
Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: February 12, 2024

(Date of Earliest Event Reported)

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11995 El Camino Real, San Diego, California 92130
(Address of principal executive offices)

(858) 284-5000
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of Each Exchange On Which Registered
Common Stock, $0.01 Par Value	O	New York Stock Exchange
6.000% Series A Cumulative Redeemable Preferred Stock, $0.01 Par Value	OPR	New York Stock Exchange
1.125% Notes due 2027	O27A	New York Stock Exchange
1.875% Notes due 2027	O27B	New York Stock Exchange
1.625% Notes due 2030	O30	New York Stock Exchange
4.875% Notes due 2030	O30A	New York Stock Exchange
5.750% Notes due 2031	O31A	New York Stock Exchange
1.750% Notes due 2033	O33A	New York Stock Exchange
5.125% Notes due 2034	O34	New York Stock Exchange
6.000% Notes due 2039	O39	New York Stock Exchange
2.500% Notes due 2042	O42	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Ronald L. Merriman as Director

On February 12, 2024, Ronald L. Merriman, a member of the Board of Directors (the “Board”) of Realty Income Corporation (the “Company”) notified the Board of his decision to retire and not stand for reelection at the Company’s 2024 annual meeting of stockholders. Mr. Merriman’s resignation was not the result of any disagreement with management, the Company or its operations, policies or practices. He intends to continue to serve on the Board and on the Company’s Audit and Nominating/Corporate Governance Committees until the expiration of his current term at the 2024 annual meeting. Mr. Merriman has served on the Company’s Board since July 2005.

Appointment of Jeff A. Jacobson as Director

On February 12, 2024, the Board appointed Jeff A. Jacobson to the Board, effective as of February 21, 2024, to serve as a director on the Board until the Company’s 2024 annual meeting of stockholders and until his successor is duly elected and qualified. The Company’s Board has affirmatively determined that Mr. Jacobson is “independent” after applying the Company’s categorical standards contained in its Corporate Governance Guidelines and under the applicable New York Stock Exchange (“NYSE”) rules. With Mr. Jacobson’s appointment, the total number of directors on the Board will be 12, which will be reduced to 11 upon Mr. Merriman’s retirement. Mr. Jacobson is expected to serve on the Audit Committee following his appointment to the Board.

Pursuant to the terms of the Company’s 2021 Incentive Award Plan (the “Incentive Award Plan”), as amended, upon election to the Board, Mr. Jacobson automatically will receive a grant of 4,000 restricted shares of the Company’s common stock, which will vest as to one-third of the restricted shares on each of the first three anniversaries of the applicable grant date, subject to Mr. Jacobson’s continued service on the Board. In addition, Mr. Jacobson will be eligible to receive an annual equity award of 4,000 restricted shares of the Company’s common stock, at each annual meeting of the Company’s stockholders following his appointment to the Board, provided that he continues to serve on the Board as of the date of such meeting (each an “annual equity award”). Annual equity awards will be subject to vesting based on Mr. Jacobson’s years of service on the Board in accordance with the Incentive Award Plan. Mr. Jacobson will also receive an annual fee of $35,000 for serving on the Board.

There are no understandings or arrangements between Mr. Jacobson or any other person and the Company or any of its subsidiaries pursuant to which Mr. Jacobson was selected to serve as a director of the Company. There are also no transactions involving Mr. Jacobson that would warrant disclosure pursuant to Item 404 of Regulation S-K.

Mr. Jacobson is a retired Global Chief Executive Officer of LaSalle Investment Management (“LaSalle”), the real estate investment arm of Jones Lang LaSalle Inc. (NYSE: JLL), serving in such role from 2007 to 2021. Prior to this, he served as LaSalle’s European Chief Executive Officer from 2000 to 2006. During the period between 1986 and 1998, Mr. Jacobson served in various positions with LaSalle. From 1998 to 2000 he served in leadership positions with Security Capital Group, Inc., a real estate holding company. Mr. Jacobson has over 30 years of real estate investment experience, including that during his tenure at LaSalle he sat on three regional investment committees in North America, Europe and Asia. He has investment expertise in a variety of geographic markets, asset sectors, investment structures, and risk/return strategies. Since 2022, he has served on the board of directors of Cadillac Fairview Corporation, an owner, operator, investor and developer of office, retail, multi-family residential, industrial and mixed-use properties in North America and is wholly-owned by the Ontario Teachers’ Pension Plan. Mr. Jacobson is also a Senior Adviser to The Vistria Group, a private investment firm focused on investing in essential industries such as healthcare, financial services and housing. Mr. Jacobson holds both a Bachelor of Arts degree in economics and a Master of Arts degree from the Food Research Institute of Stanford University.

Item 7.01	Regulation of FD Disclosure.

On February 14, 2024, the Company issued a press release announcing the anticipated retirement of Mr. Merriman as a director, and the anticipated appointment of Mr. Jacobson as a director. A copy of this press release is furnished herewith as Exhibit 99.1.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated February 14, 2024
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2024	REALTY INCOME CORPORATION

By:
/s/ Bianca Martinez
Bianca Martinez
Senior Vice President, Associate General Counsel and Assistant Secretary